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                      Consent of Independent Accountants

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated June 14, 1996, relating to the financial statements and financial highlights appearing in the April 30, 1996 Annual Reports to Shareholders of the 7 funds comprising UAM Funds Trust, which appear in such Statement of Additional Information, and the incorporation by reference of our reports into the Prospectuses which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Reports" in the Prospectuses and under the heading "Financial Statements" in the Statements of Additional Information.



Price Waterhouse LLP
Boston, Massachusetts
December 31, 1996